SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
Of the Securities Exchange Act of 1934 (Amendment No.  )

Check the appropriate box:

[X] Preliminary Information Statement

[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[   ] Definitive Information Statement

CENTENNIAL FIRST FINANCIAL SERVICES
(Name of Registrant as Specified in Charter)

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CENTENNIAL FIRST FINANCIAL SERVICES
218 East State Street
Redlands, California 92373
(909) 798-3611

CONSENT STATEMENT FOR SOLICITATION
OF WRITTEN CONSENTS TO AMEND
THE ARTICLES OF INCORPORATION OF
CENTENNIAL FIRST FINANCIAL SERVICES

INTRODUCTION

This Consent Statement is being furnished in connection with the solicitation of written consents of the shareholders of Centennial First Financial Services (the “Company”) to amend the Company’s Articles of Incorporation. The proposed amendment to the Company’s Articles of Incorporation (the “Amendment”) would change the name of the Company from “Centennial First Financial Services” to “1st Centennial Bancorp.” Amendment of ARTICLE ONE of the Company’s Articles of Incorporation would be necessary to effect such action.

It is expected that this Consent Statement and accompanying written consent form will be mailed to shareholders on approximately January 22, 2003.

General

The Board of Directors has elected to obtain shareholder approval of the Amendment by written consent, rather than by calling a special meeting of shareholders. Written consents are being solicited from all shareholders of the Company. Section 603 of the Corporations Code and Section 2.11 of ARTICLE II of the Company’s Bylaws authorize the Company to obtain the necessary shareholder approvals by written consent without a meeting.

Receipt of Consents

We must receive your written consent by 5:00 p.m., Pacific Time, on February 11, 2003 (unless extended by the Company) (the “Approval Date”) to be counted in the vote on the Amendment. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Shareholders who wish to vote “YES” for the Amendment should complete, sign and date the accompanying written consent form and return it to the Company in the enclosed postage prepaid envelope as soon as possible.

A written consent form returned by a shareholder will be counted “consent to,” “does not consent to” or “abstain” with respect to the Amendment, as indicated on the consent card, with respect to all shares shown on the books of the Company as of the Record Date as being owned by such shareholder. Any shareholder who signs and returns the written consent form but who does not indicate a choice thereon will be deemed to have consented to the approval of the Amendment. Shareholder approval will be effective upon receipt by the Company of affirmative written consents representing a majority of the Company’s outstanding shares, but in no event prior to February 11, 2003.

Who May Vote

Only Company shareholders of record as of December 31, 2002 (the “Record Date”) may vote. You are entitled to vote based on the number of shares of Centennial First Financial Services common stock you hold on the Record Date.

There were issued and outstanding 1,202,517 shares of the Company’s common stock on the Record Date. The Company has no other class of capital stock outstanding. Consent may be given by any person in whose name shares stand on the books of the Company as of the Record Date, or by his or her duly authorized agent.

If you hold your stock in “street name” and you fail to instruct your broker or nominee as to how to vote your shares, your broker or nominee MAY NOT, pursuant to applicable stock exchange rules, vote your stock with respect to the Amendment.

Vote Required

We must receive written consents representing a majority of the outstanding shares of the Company’s common stock for approval of the Amendment. Accordingly, abstentions from voting will have the effect of a vote “against” the Amendment.

Revocation of Consent

You may withdraw or change your written consent before the solicitation period expires (February 11, 2003). You will need to send a letter to the Company’s corporate secretary stating that you are revoking your previous vote.

Expenses of this Solicitation

This solicitation is being made by the Board of Directors of the Company. The expense of preparing, assembling, printing and mailing this Consent Statement and the other material used in this solicitation of written consents will be borne by the Company. In addition to soliciting written consents through the mail, the directors, officers and regular employees of the Company may solicit written consents personally or by telephone without receiving special compensation therefor.

Brokerage firms and other custodians, nominees, and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of consents. The Company may, upon request, reimburse brokerage firms, and other custodians, nominees, and fiduciaries for their reasonable expenses in forwarding soliciting materials to their principals.

The Board of Directors recommends that the shareholders of the Company give their written consent in favor of the Amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Management knows of no person who owned beneficially more than five percent (5%) of the outstanding common stock of Centennial First Financial Services as of December 31, 2002. The following table sets forth, as of December 31, 2002, information with respect to the beneficial ownership of the Company’s common stock by each director and executive officer of the Company and by all directors and executive officers as a group:

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	Common Stock Beneficially Owned on December 31, 2002
Name and Office Held with Company	Number of Shares[1]		Vested Option Shares[2]	Percentage of Shares Outstanding[3]
James R. Appleton Director	14,839		0	1.23%

Bruce J. Bartells Vice of the Board	20,815		3,127	1.99%

Carole H.Beswick Chairman Director	18,771	[4]	3,127	1.82%

Irving M. Feldkamp, III, DDS Director	43,667		846	3.70%

Larry Jacinto Director	53,253		1,947	4.58%

Ronald J. Jeffrey Director	27,882		3,127	2.57%

William A. McCalmon Director	18,109		3,127	1.76%

Patrick J. Meyer Chairman of the Board	32,933		3,127	2.99%

Richard M. Sanborn Executive Vice President/Branch Administrator and Director	9,482		2,415	0.99%

Timothy P. Walbridge President, Chief Executive Officer and Director	0		6,000	0.50%

[1]
Except as otherwise noted, may include shares held by such person’s spouse (except where legally separated) and minor children, and by any other relative of such person who has the same home; shares held in “street name” for the benefit of such person; shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan as to which such person is the sole beneficiary and has pass-through voting rights and investment power.

[2]
Represents shares which the applicable individual or group has the right to acquire upon the exercise of stock options which are vested or will vest within 60 days of December 31, 2002 pursuant to the Company’s 2001 Stock Option Plan.

[3]
This percentage is based on the total number of shares of the Company’s common stock outstanding, plus the number of option shares which the applicable individual or group has the right to acquire upon the exercise of stock options which are vested or will vest within 60 days of December 31, 2002 pursuant to the Company’s 2001 Stock Option Plan.

[4]
Includes 1,135 shares held by Mrs. Beswick as trustee for her son, as to which shares Mrs. Beswick has shared voting and investment power; and 7,447 shares held in the name of her husband's IRA, as to which shares Mrs. Beswick has neither voting nor investment power.

(Table and footnotes continued on following page.)

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	Common Stock Beneficially Owned on December 31, 2002
Name and Office Held with Company	Number of Shares[1]		Vested Option Shares[2]	Percentage of Shares Outstanding[3]
Stanley C. Weisser Director	12,458		0	1.04%

Douglas F. Welebir Director	30,065	[5]	3,127	2.75%

Beth Sanders Executive Vice President and Chief Financial Officer	22,770	[6]	5,985	2.38%

Thomas E. Vessey Executive Vice President and Chief Credit Officer	1,050		0	0.09%

Directors and Executive Officers as a Group (14 persons)	306,094	[6]	35,955	27.62%

PROPOSED NAME CHANGE AND RELATED AMENDMENT
OF COMPANY’S ARTICLES OF INCORPORATION
Introduction

The Board of Directors recommends that the shareholders consider and approve a proposed amendment of the Company’s Articles of Incorporation which would change the name of the Company from “Centennial First Financial Services” to “1st Centennial Bancorp.” Amendment of ARTICLE ONE of the Company’s Articles of Incorporation would be necessary to effect such action. The Company has reserved the name “1st Centennial Bancorp” with the office of the California Secretary of State.

Proposed Amendment of Articles of Incorporation

On December 20, 2002, subject to approval by the shareholders, the Board of Directors adopted an amendment to ARTICLE ONE of the Company’s Articles of Incorporation. ARTICLE ONE currently provides as follows:

“The name of this Corporation is Centennial First Financial Services.”

(Certain footnotes appear on previous page.)
[5]	Includes 3,000 shares held by the Welebir, McCune & Jure Retirement Trust, of which Mr. Welebir is a co-trustee, as to which shares Mr. Welebir has shared voting and investment power.

[6]
Includes 75 shares allocated to Mrs. Sanders’ account pursuant to the Company’s Employee Stock Ownership Plan, as to which shares Mrs. Sanders has pass-through voting rights and investment power; and 6,925 shares held by the Company’s 401(k) Plan, of which Mrs. Sanders is a co-trustee, as to which shares Mrs. Sanders has shared voting but no investment power.

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If the Amendment is approved, ARTICLE ONE would read in full as follows:

“The name of this Corporation is 1st Centennial Bancorp.”

Reasons for the Proposed Amendment

The Company’s principal subsidiary, Redlands Centennial Bank (the “Bank”), currently has branch offices in located in both Brea and Escondido, California, and is in the process of establishing an additional branch office in Palm Desert. It is also contemplated that the Bank will likely establish additional branch offices in the future either by acquisition or by de novo formation. As a result, the Boards of Directors of both the Bank and the Company believe that it would be desirable to eliminate the geographic connotation inherent in the Bank’s current name, in order to more realistically reflect the Bank’s existing market and facilitate the Bank’s ability to further expand in the future. At the same time, the Boards of both the Bank and the Company believe it would be beneficial for the names of both companies to more closely mirror each other, and the Boards have selected “1st Centennial Bank” and “1st Centennial Bancorp” as the proposed new names for the Bank and the Company, respectively. The Bank is currently in the process of changing its name, subject to all necessary regulatory notifications and approvals, with an anticipated effective date of March 3, 2003, and the Company plans to implement its name change on approximately February 18, 2003.

For all of the above reasons, the Board of Directors believes that the proposed name change is in the best interests of the Company and its shareholders.

BOARD OF DIRECTORS’ RECOMMENDATION AND REQUIRED VOTE

Approval of the Amendment requires the affirmative written consent of shareholders holding at least a majority of the Company’s outstanding common stock. The directors and executive officers of the Company, having actual voting power over an aggregate of 298,647 voting shares or 24.83% of the Company’s common stock as of December 31, 2002, intend to vote for approval of the Amendment.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY GIVE THEIR WRITTEN CONSENT IN FAVOR OF THE AMENDMENT.

DATED: January 22, 2003	CENTENNIAL FIRST FINANCIAL SERVICES Timothy P. Walbridge President and Chief Executive Officer

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WRITTEN CONSENT OF SHAREHOLDERS OF CENTENNIAL FIRST FINANCIAL SERVICES
APPROVING AMENDMENT TO ARTICLES OF INCORPORATION OF
CENTENNIAL FIRST FINANCIAL SERVICES

The undersigned shareholder(s) of Centennial First Financial Services (the “Company”) hereby:

☐ CONSENTS TO	☐ DOES NOT CONSENT TO	☐ ABSTAINS WITH RESPECT TO

a proposal to change the name of the Company from “Centennial First Financial Services” to “1st Centennial Bancorp” and to amend ARTICLE ONE of the Company’s Articles of Incorporation to effect such action (the “Amendment”) as described in the accompanying Consent Statement of the Company dated January 22, 2003.

By signing this written consent, a shareholder of the Company shall be deemed to have voted all shares of the Company’s common stock which he or she is entitled to vote in accordance with the specifications made above, with respect to the Amendment described above. If a shareholder signs and returns this written consent, but does not indicate thereon the manner in which he or she wishes his or her shares to be voted with respect to the proposal described above, then such shareholder will be deemed to have given his or her affirmative written consent to the Amendment.

THIS WRITTEN CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THIS WRITTEN CONSENT MAY BE REVOKED AT ANY TIME PRIOR TO FEBRUARY 11, 2003 BY FILING A WRITTEN INSTRUMENT REVOKING THE CONSENT WITH THE COMPANY’S SECRETARY.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU GIVE YOUR AFFIRMATIVE WRITTEN CONSENT TO THE AMENDMENT.

(Number of Shares)

Date:

(Please Print Name)

(Signature of Shareholder)

(Please Print Name)

(Signature of Shareholder)

(Please date this written consent and sign your name as it appears on your stock certificate. Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.)

Please complete and return to the Company by February 4, 2003.